UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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Presidential Life Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 2, 2010

Dear Fellow Stockholder,

We regret to inform you that on July 13, 2010, barely more than one month before the 2010 Annual Meeting of Stockholders of Presidential Life Corporation (the “Company”) to be held on August 18, 2010, and over one month after he had knowledge of both the record date and meeting date, Mr. Herbert Kurz filed an amendment to his Schedule 13D with the Securities and Exchange Commission (the “SEC”) indicating an intention to solicit proxies for the 2010 Annual Meeting of stockholders in favor of his own hand-picked slate of directors.

Mr. Kurz’s Unnecessary and Wasteful Campaign

Following Mr. Kurz’s failed consent solicitation in late 2009 and early 2010, we had hoped that, at the age of 90, Mr. Kurz would have ceased his wasteful campaign to reassert control over your company. Mr. Kurz’s consent solicitation campaign failed — even by his own admission — to garner any significant independent stockholder support for essentially the same slate of his nominees. Importantly, his nominations were opposed by the nation’s three leading independent proxy advisory firms. In December 2009, RiskMetrics, Glass Lewis and PROXY Governance all recommended that stockholders reject Mr. Kurz’s consent solicitation campaign in favor of allowing the current board and management team to continue to implement the Company’s first-ever strategic plan. Mr. Kurz has never had a plan for the Company, nor does he provide one now.

The New York State Insurance Department Conducted a Thorough Investigation and Determined Mr. Kurz is Untrustworthy and Not Permitted to Serve as an Officer, Director or Controlling Person
of Presidential Life Insurance Company

In the intervening period since Kurz’s failed consent solicitation, the New York Insurance Department (the “NYSID”), the Company’s primary regulatory authority, after investigating allegations of misconduct by the Kurz Family Foundation (the “Foundation”) and Mr. Kurz, stated in a letter dated June 3, 2010: “Following a thorough investigation of these allegations, the Department has concluded that both the Foundation and Mr. Kurz have engaged in untrustworthy conduct that renders them unsuitable to serve as controlling persons of Presidential.” These allegations of misconduct include a pattern of improper use of the Company’s health insurance program and the charitable Foundation’s assets.

Shortly thereafter and in response to the NYSID findings, on June 8, 2010, Mr. Kurz resigned from the Company’s Board of Directors. A complete copy of the NYSID letter is attached to the Supplement to the Company’s Proxy Statement, which accompanies this letter. The letter details the NYSID’s findings about specific acts of “untrustworthy” conduct by Mr. Kurz himself and the Foundation that as the NYSID noted, Kurz controls on a day-by-day basis. We strongly encourage you to read the letter for yourself for more information on the outcome of the investigation.

Astoundingly, Mr. Kurz’s nominees for election at the Annual Meeting include himself. We invite you as investors in Presidential Life to ask, under what set of facts can anyone justify a vote for a man just recently found to be untrustworthy by New York State insurance authorities? And, if Mr. Kurz indeed serves, how will Presidential Life maintain a strong relationship with the NYSID, its primary regulator, since the Department has already concluded Mr. Kurz is unsuitable to serve as a controlling person of the Company?

It should be noted that Mr. Kurz’s track record of untrustworthiness dates back to 1993 when the SEC took enforcement action against Presidential Life, under Mr. Kurz’s leadership, as a result of improper accounting with respect to purchasing risky, high-yield junk bonds, resulting in inflated earnings. This was the first case of its kind against a financial institution for misrepresenting the health of a portfolio of high-yield debt securities. As noted in his own SEC filings, Mr. Kurz routinely flouts federal and state laws — failing to file required reports under the federal securities laws on a timely basis and failing to comply with applicable state insurance laws.

Protect Your Investment.
Stop the Self-serving Attempts of Mr. Kurz to Turn Back the Clock.

Your Board of Directors and new leadership team have continued to make significant progress over the last three quarters. We have been delivering against the Company’s strategic plan and, despite record low interest rates and a lagging economy, we have posted three consecutive quarters of earnings growth. Furthermore, the Company’s balance sheet continues to improve, and we are prudently managing the portfolio to maximize returns without taking on undue risk, unlike Mr. Kurz’s past practices. We remain diligently focused on our strategic goals as we continue to position the Company for additional growth opportunities, while maintaining our commitment to strong corporate governance standards and delivering value for all of our stockholders.

Do not allow the positive changes we have made at Presidential Life since Mr. Kurz stepped down as CEO 16 months ago to be overturned. The self-serving attempts of Mr. Kurz to regain control at the age of 90 would turn back the clock and return the Company to the former status quo –- a company being run, as it was under Mr. Kurz, with no plan, poor corporate governance and dismissive regulatory compliance. This would endanger the Company’s financial strength rating and willfully ignore the rulings of the NYSID and the concerns of the ratings agencies –- in short, we view it as a prescription for disaster.

Time is Short.
Please Vote your White Proxy Card TODAY — by Telephone, Internet or by Signing, Dating
and Returning the White Proxy Card.

Your support as independent stockholders is especially vital given Mr. Kurz’s reckless desire to see his hand-picked slate of directors installed at any cost at the August 18th Annual Meeting. In this proxy contest, if Mr. Kurz’s nominees secure even one more vote than the current Board, they may be elected, resulting in a return of the Company to his control. This is unlike his failed consent solicitation, where he needed a majority of outstanding shares voted in his favor.

We urge you not to allow Mr. Kurz’s frustration at no longer being in charge to jeopardize the value of your investment. Please use the WHITE proxy card to vote today – by telephone, Internet, or by signing, dating and returning the WHITE proxy card. Please do not return any gold proxy card you may receive from Mr. Kurz.

Thank you for your support,

William M. Trust, Jr.
Chairman of the Board

YOUR VOTE IS IMPORTANT!

Please use the enclosed WHITE proxy card to vote TODAY — by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Remember, we urge you NOT to return any Gold proxy card
you may receive from Mr. Kurz.

If you have any questions about how to execute your WHITE proxy card, please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 888-750-5834